Exhibit 99.1
May 2, 2023

Prudential Financial, Inc. Announces
First Quarter 2023 Results

•Net income(1) attributable to Prudential Financial, Inc. of $1.462 billion or $3.93 per Common share versus net loss of $493 million or $1.33 per share for the year-ago quarter.
•After-tax adjusted operating income of $990 million or $2.66 per Common share versus $1.191 billion or $3.10 per share for the year-ago quarter.
•Book value per Common share of $85.33 versus $76.77 per share for the year-ago quarter; adjusted book value per Common share of $97.29 versus $102.09 per share for the year-ago quarter.
•Parent company highly liquid assets(2) of $4.6 billion versus $3.6 billion for the year-ago quarter.
•Assets under management(3) of $1.417 trillion versus $1.620 trillion for the year-ago quarter.
•Capital returned to shareholders of $718 million in the first quarter, including $250 million of share repurchases and $468 million of dividends, versus $837 million in the year-ago quarter. Dividends paid in the first quarter were $1.25 per Common share, representing a 5% yield on adjusted book value.

Charles Lowrey, Chairman and CEO, commented on results:

“Our first quarter operating earnings reflect underlying business growth, including the benefits from a higher interest rate environment, offset by lower variable investment and fee income, and elevated seasonal mortality experience.

We continue to make progress on our transformation to become a higher growth, less market sensitive, and more nimble company. We are advancing our programmatic M&A strategy through the recently announced asset management acquisition which will expand our alternative capabilities and generate additional fee-based revenue, and we are continuing to invest in products and solutions that will drive long-term, sustainable growth and deliver value for our customers.

As we look ahead, our rock solid balance sheet, mix of mutually enhancing businesses, and growth strategy put us in a strong position to navigate the current macroeconomic environment on behalf of our stakeholders and be a global leader in expanding access to investing, insurance, and retirement security for people around the world.”

NEWARK, N.J. – Prudential Financial, Inc. (NYSE: PRU) today reported first quarter results. Net income attributable to Prudential Financial, Inc. was $1.462 billion ($3.93 per Common share) for the first quarter of 2023, compared to a net loss of $493 million ($1.33 per Common share) for the first quarter of 2022. After-tax adjusted operating income was $990 million ($2.66 per Common share) for the first quarter of 2023, compared to $1.191 billion ($3.10 per Common share) for the first quarter of 2022.
Consolidated adjusted operating income and adjusted book value are non-GAAP measures. A discussion of these measures, including definitions thereof, how they are useful to investors, and certain limitations thereof, is included later in this press release under “Non-GAAP Measures” and reconciliations to the most comparable GAAP measures are provided in the tables that accompany this release.
RESULTS OF ONGOING OPERATIONS
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Prudential Financial, Inc. First Quarter 2023 Earnings Release	Page 2
The Company’s ongoing operations include PGIM, U.S. Businesses, International Businesses, and Corporate & Other. In the following business-level discussion, adjusted operating income refers to pre-tax results.
PGIM
PGIM, the Company’s global investment management business, reported adjusted operating income of $151 million for the first quarter of 2023, compared to $188 million in the year-ago quarter. This decrease primarily reflects lower asset management fees, net of related expenses, driven by a reduction in assets under management, partially offset by higher Other Related Revenues, driven by higher seed and co-investment income.
PGIM assets under management of $1.270 trillion were down 10% from the year-ago quarter, primarily resulting from higher interest rates, declines in equity markets, and net outflows. Third-party net outflows of $14.0 billion in the current quarter were driven primarily by redemptions from public fixed income strategies and reflect institutional outflows of $10.2 billion and retail outflows of $3.8 billion.
U.S. Businesses
U.S. Businesses reported adjusted operating income of $760 million for the first quarter of 2023, compared to $813 million in the year-ago quarter. This decrease primarily reflects lower net fee income and lower net investment spread results, partially offset by more favorable underwriting results.
Retirement Strategies, consisting of Institutional Retirement Strategies and Individual Retirement Strategies, reported adjusted operating income of $837 million for the first quarter of 2023, compared to $946 million in the year-ago quarter.

Institutional Retirement Strategies:
•Reported adjusted operating income of $396 million in the current quarter, compared to $515 million in the year-ago quarter. This decrease reflects lower net investment spread results, driven by lower variable investment income, partially offset by the benefits from rising interest rates and business growth.

•Account values of $253 billion, a record high, increased 6% from the year-ago quarter and reflects business growth driven by significant pension risk transfer transactions. Net outflows in the current quarter totaled $1.6 billion as withdrawals and benefits exceeded sales of $3.8 billion, including $2.8 billion of pension risk transfer and $0.5 billion of international reinsurance transactions in the quarter.

Individual Retirement Strategies:
•Reported adjusted operating income of $441 million in the current quarter, compared to $431 million in the year-ago quarter. This increase reflects higher net investment spread results, partially offset by lower fee income, net of distribution expenses and other associated costs, driven by a reduction in account values.

•Account values of $124 billion were down 27% from the year-ago quarter, reflecting the sale of a block of legacy variable annuities, market depreciation, and net outflows. Gross sales of $1.7 billion in the current quarter reflect the continued momentum from our FlexGuard products and increased sales of fixed annuity products.

Group Insurance:
•Reported adjusted operating income of $25 million in the current quarter, compared to a loss of $115 million in the year-ago quarter. This increase reflects more favorable underwriting results in both group life and disability, partially offset by lower net investment spread results, driven by lower variable investment income.

•Reported earned premiums, policy charges, and fees of $1.4 billion increased 2% from the year-ago quarter, primarily driven by growth in disability and supplemental health.

Individual Life:
•Reported a loss, on an adjusted operating income basis, of $102 million in the current quarter, compared to a loss of $18 million in the year-ago quarter. This higher loss primarily reflects lower net investment spread results, driven by lower variable investment income, and less favorable underwriting results.
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Prudential Financial, Inc. First Quarter 2023 Earnings Release	Page 3

•Sales of $149 million in the current quarter were consistent with the year-ago quarter and reflect our pivot to less market sensitive products.
International Businesses
International Businesses, consisting of Life Planner and Gibraltar Life & Other, reported adjusted operating income of $840 million for the first quarter of 2023, compared to $951 million in the year-ago quarter. This decrease primarily reflects lower net investment spread results.
Life Planner:
•Reported adjusted operating income of $522 million in the current quarter, compared to $578 million in the year-ago quarter. This decrease primarily reflects lower net investment spread results, driven by lower variable investment income, less favorable underwriting results, and a net unfavorable impact from foreign currency exchange rates.

•Constant dollar basis sales(4) of $282 million in the current quarter increased 13% from the year-ago quarter, primarily driven by growth in Brazil, as well as higher sales in Japan.

Gibraltar Life & Other:
•Reported adjusted operating income of $318 million in the current quarter, compared to $373 million in the year-ago quarter. This decrease primarily reflects lower net investment spread results.

•Constant dollar basis sales(4) of $239 million in the current quarter increased 16% from the year-ago quarter, primarily driven by the Life Consultant channel.
Corporate & Other
Corporate & Other reported a loss, on an adjusted operating income basis, of $485 million for the first quarter of 2023, compared to a loss of $416 million in the year-ago quarter. This higher loss reflects higher expenses, partially offset by higher net investment income.
NET INCOME
Net Income in the current quarter included $369 million of pre-tax net realized investment gains and related charges and adjustments, including $180 million of pre-tax net impairment and credit-related losses, $103 million of pre-tax earnings from divested and run-off businesses, $75 million of pre-tax gains related to net change in value of market risk benefits, and $48 million of pre-tax gains related to market experience updates.
Net loss for the year-ago quarter included $1.721 billion of pre-tax net realized investment losses and related charges and adjustments, largely reflecting the impacts of rising interest rates, and also $44 million of pre-tax net impairment and credit-related losses, $304 million of pre-tax losses related to net change in value of market risk benefits, $244 million of pre-tax losses from divested and run-off businesses, and $121 million of pre-tax gains related to market experience updates.
EARNINGS CONFERENCE CALL
Members of Prudential’s senior management will host a conference call on Wednesday, May 3, 2023, at 11:00 a.m. ET to discuss with the investment community the Company’s first quarter results. The conference call will be broadcast live over the Company’s Investor Relations website at investor.prudential.com. Please log on 15 minutes early in the event necessary software needs to be downloaded. Institutional investors, analysts, and other interested parties are invited to listen to the call by dialing one of the following numbers: (877) 407-8293 (domestic) or (201) 689-8349 (international). A replay will be available on the Investor Relations website through May 17. To access a replay via phone starting at 3:00 p.m. ET on May 3 through May 17, dial (877) 660-6853 (domestic) or (201) 612-7415 (international) and use replay code 13733990.

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Prudential Financial, Inc. First Quarter 2023 Earnings Release	Page 4
FORWARD-LOOKING STATEMENTS
Certain of the statements included in this release, including those regarding our strategy to become a higher growth, less market sensitive, and more nimble company, our plan to reduce historical sources of earnings volatility, the expected impact of our programmatic M&A strategy, including the planned asset management acquisition, our plan to drive long-term, sustainable growth and deliver value for our customers, and other business strategies, constitute forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon Prudential Financial, Inc. and its subsidiaries. Prudential Financial, Inc.’s actual results may differ, possibly materially, from expectations or estimates reflected in such forward-looking statements. Certain important factors that could cause actual results to differ, possibly materially, from expectations or estimates reflected in such forward-looking statements can be found in the “Risk Factors” and “Forward-Looking Statements” sections included in Prudential Financial, Inc.’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. The forward-looking statements herein are subject to the risk, among others, that we will be unable to execute our strategy because of market or competitive conditions or other factors. Prudential Financial, Inc. does not undertake to update any particular forward-looking statement included in this document.
NON-GAAP MEASURES
Consolidated adjusted operating income and adjusted book value are non-GAAP measures. Reconciliations to the most directly comparable GAAP measures are included in this release.

We believe that our use of these non-GAAP measures helps investors understand and evaluate the Company’s performance and financial position. The presentation of adjusted operating income as we measure it for management purposes enhances the understanding of the results of operations by highlighting the results from ongoing operations and the underlying profitability of our businesses. Trends in the underlying profitability of our businesses can be more clearly identified without the fluctuating effects of the items described below. Adjusted book value augments the understanding of our financial position by providing a measure of net worth that is primarily attributable to our business operations separate from the portion that is affected by capital and currency market conditions, and by isolating the accounting impact associated with insurance liabilities that are generally not marked to market and the supporting investments that are marked to market through accumulated other comprehensive income under GAAP. However, these non-GAAP measures are not substitutes for income and equity determined in accordance with GAAP, and the adjustments made to derive these measures are important to an understanding of our overall results of operations and financial position. The schedules accompanying this release provide reconciliations of non-GAAP measures with the corresponding measures calculated using GAAP. Additional historic information relating to our financial performance is located on our website at investor.prudential.com.

Adjusted operating income is a non-GAAP measure used by the Company to evaluate segment performance and to allocate resources. Adjusted operating income excludes “Realized investment gains (losses), net, and related charges and adjustments". A significant element of realized investment gains and losses are impairments and credit-related and interest rate-related gains and losses. Impairments and losses from sales of credit-impaired securities, the timing of which depends largely on market credit cycles, can vary considerably across periods. The timing of other sales that would result in gains or losses, such as interest rate-related gains or losses, is largely subject to our discretion and influenced by market opportunities as well as our tax and capital profile.

Realized investment gains (losses) within certain businesses for which such gains (losses) are a principal source of earnings, and those associated with terminating hedges of foreign currency earnings and current period yield adjustments, are included in adjusted operating income. Adjusted operating income generally excludes realized investment gains and losses from products that contain embedded derivatives, and from associated derivative portfolios that are part of an asset-liability management program related to the risk of those products. Adjusted operating income also excludes gains and losses from changes in value of certain assets and liabilities relating to foreign currency exchange movements that have been economically hedged or considered part of our capital funding strategies for our international subsidiaries, as well as gains and losses on certain investments that are designated as trading. Adjusted operating income also excludes investment gains and losses on assets supporting experience-rated contractholder liabilities and changes in experience-rated contractholder liabilities due to asset value changes, because these recorded changes in asset and liability values are expected to ultimately accrue to contractholders. Additionally, adjusted operating income excludes the changes in fair value of equity securities that are recorded in net income.

Adjusted operating income excludes "Change in value of market risk benefits, net of related hedging gains (losses)", which reflects the impact from changes in current market conditions, and market experience updates, reflecting the
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Prudential Financial, Inc. First Quarter 2023 Earnings Release	Page 5
immediate impacts in current period results from changes in current market conditions on estimates of profitability, which we believe enhances the understanding of underlying performance trends. Adjusted operating income also excludes the results of Divested and Run-off Businesses, which are not relevant to our ongoing operations, and discontinued operations and earnings attributable to noncontrolling interests, each of which is presented as a separate component of net income under GAAP. Additionally, adjusted operating income excludes other items, such as certain components of the consideration for acquisitions, which are recognized as compensation expense over the requisite service periods, and goodwill impairments. Earnings attributable to noncontrolling interests is presented as a separate component of net income under GAAP and excluded from adjusted operating income. The tax effect associated with pre-tax adjusted operating income is based on applicable IRS and foreign tax regulations inclusive of pertinent adjustments.

Adjusted operating income does not equate to “Net income” as determined in accordance with U.S. GAAP. Adjusted operating income is not a substitute for income determined in accordance with U.S. GAAP, and our definition of adjusted operating income may differ from that used by other companies. The items above are important to an understanding of our overall results of operations. However, we believe that the presentation of adjusted operating income as we measure it for management purposes enhances the understanding of our results of operations by highlighting the results from ongoing operations and the underlying profitability of our businesses. Trends in the underlying profitability of our businesses can be more clearly identified without the fluctuating effects of the items described above.

Adjusted book value is calculated as total equity (GAAP book value) excluding accumulated other comprehensive income (loss) and the cumulative effect of foreign currency exchange rate remeasurements and currency translation adjustments corresponding to realized investment gains and losses. These items are excluded in order to highlight the book value attributable to our core business operations separate from the portion attributable to external and potentially volatile capital and currency market conditions.
FOOTNOTES
(1)On January 1, 2023, the Company adopted Accounting Standard Update 2018-12 for Targeted Improvements to the Accounting for Long-Duration Contracts, which provided new authoritative guidance impacting the accounting and disclosure requirements for long-duration insurance and investment contracts issued by the Company. Prior-year amounts have been adjusted to reflect this guidance.

(2)Highly liquid assets predominantly include cash, short-term investments, U.S. Treasury securities, obligations of other U.S. government authorities and agencies, and/or foreign government bonds. For more information about highly liquid assets, see the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources” included in Prudential Financial, Inc.’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.

(3)For more information about assets under management, see the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Results of Operations – Segment Measures” included in Prudential Financial, Inc.’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.

(4)For more information about constant dollar basis sales, see the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Results of Operations by Segment – International Businesses” included in Prudential Financial, Inc.’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.

Prudential Financial, Inc. (NYSE: PRU), a global financial services leader and premier active global investment manager with approximately $1.4 trillion in assets under management as of March 31, 2023, has operations in the United States, Asia, Europe, and Latin America. Prudential’s diverse and talented employees help make lives better and create financial opportunity for more people by expanding access to investing, insurance, and retirement security. Prudential’s iconic Rock symbol has stood for strength, stability, expertise, and innovation for nearly 150 years. For more information, please visit news.prudential.com.

MEDIA CONTACT: Laura Edling, laura.edling@prudential.com
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Financial Highlights
(in millions, unaudited)

	Three Months Ended
	March 31
	2023	2022
Adjusted operating income (loss) before income taxes (1):
PGIM	$151	$188
U.S. Businesses	760	813
International Businesses	840	951
Corporate and Other	(485)	(416)
Total adjusted operating income before income taxes	$1,266	$1,536
Reconciling Items:
Realized investment gains (losses), net, and related charges and adjustments	$369	$(1,721)
Change in value of market risk benefits, net of related hedging gains (losses)	75	(304)
Market experience updates	48	121
Divested and Run-off Businesses:
Closed Block division	(4)	27
Other Divested and Run-off Businesses	107	(271)
Equity in earnings of operating joint ventures and earnings attributable to noncontrolling interests	(5)	(29)
Other adjustments (2)	(9)	(17)
Total reconciling items, before income taxes	581	(2,194)
Income (loss) before income taxes and equity in earnings of operating joint ventures	$1,847	$(658)
Income Statement Data:
Net income (loss) attributable to Prudential Financial, Inc.	$1,462	$(493)
Income (loss) attributable to noncontrolling interests	15	(13)
Net income (loss)	1,477	(506)
Less: Earnings attributable to noncontrolling interests	15	(13)
Income (loss) attributable to Prudential Financial, Inc.	1,462	(493)
Less: Equity in earnings of operating joint ventures, net of taxes and earnings attributable to noncontrolling interests	(3)	21
Income (loss) (after-tax) before equity in earnings of operating joint ventures	1,465	(514)
Less: Total reconciling items, before income taxes	581	(2,194)
Less: Income taxes, not applicable to adjusted operating income	106	(489)
Total reconciling items, after income taxes	475	(1,705)
After-tax adjusted operating income (1)	990	1,191
Income taxes, applicable to adjusted operating income	276	345
Adjusted operating income before income taxes (1)	$1,266	$1,536

See footnotes on last page.

Financial Highlights
(in millions, except per share data, unaudited)
	Three Months Ended
	March 31
	2023	2022
Earnings per share of Common Stock:
Net income (loss) attributable to Prudential Financial, Inc.	$3.93	$(1.33)
Less: Reconciling Items:
Realized investment gains (losses), net, and related charges and adjustments	1.00	(4.54)
Change in value of market risk benefits, net of related hedging gains (losses)	0.20	(0.80)
Market experience updates	0.13	0.32
Divested and Run-off Businesses:
Closed Block division	(0.01)	0.07
Other Divested and Run-off Businesses	0.29	(0.71)
Difference in earnings allocated to participating unvested share-based payment awards	(0.01)	0.03
Other adjustments (2)	(0.02)	(0.04)
Total reconciling items, before income taxes	1.58	(5.67)
Less: Income taxes, not applicable to adjusted operating income	0.31	(1.24)
Total reconciling items, after income taxes	1.27	(4.43)
After-tax adjusted operating income	$2.66	$3.10
Weighted average number of outstanding common shares (basic)	366.5	376.1
Weighted average number of outstanding common shares (diluted)	367.7	379.1
For earnings per share of Common Stock calculation:
Net income (loss) attributable to Prudential Financial, Inc.	$1,462	$(493)
Less: Earnings allocated to participating unvested share-based payment awards	18	7
Net income (loss) attributable to Prudential Financial, Inc. for earnings per share of Common Stock calculation	$1,444	$(500)
After-tax adjusted operating income (1)	$990	$1,191
Less: Earnings allocated to participating unvested share-based payment awards	13	17
After-tax adjusted operating income for earnings per share of Common Stock calculation (1)	$977	$1,174
Prudential Financial, Inc. Equity (as of end of period):
GAAP book value (total PFI equity) at end of period	$31,385	$29,289
Less: Accumulated other comprehensive income (AOCI)	(3,825)	(8,553)
GAAP book value excluding AOCI	35,210	37,842
Less: Cumulative effect of foreign exchange rate remeasurement and currency translation adjustments corresponding to realized gains (losses)	(575)	(1,107)
Adjusted book value	$35,785	$38,949
End of period number of common shares (diluted)	367.8	381.5
GAAP book value per common share - diluted	85.33	76.77
GAAP book value excluding AOCI per share - diluted	95.73	99.19
Adjusted book value per common share - diluted	97.29	102.09

See footnotes on last page.

Financial Highlights
(in millions, or as otherwise noted, unaudited)
	Three Months Ended
	March 31
	2023	2022
PGIM:
PGIM:
Assets Managed by PGIM (in billions, as of end of period):
Institutional customers	$561.2	$593.7
Retail customers	314.4	364.7
General account	394.2	456.2
Total PGIM	$1,269.8	$1,414.6
Institutional Customers - Assets Under Management (in billions):
Gross additions, other than money market	$13.9	$16.8
Net additions (withdrawals), other than money market	$(10.2)	$0.3
Retail Customers - Assets Under Management (in billions):
Gross additions, other than money market	$12.6	$20.2
Net withdrawals, other than money market	$(3.8)	$(4.6)
U.S. Businesses:
Retirement Strategies:
Institutional Retirement Strategies:
Gross additions	$3,828	$2,278
Net withdrawals	$(1,646)	$(2,621)
Total account value at end of period	$252,952	$239,102
Individual Retirement Strategies:
Actively-Sold Protected Investment and Income Solutions and, Discontinued Traditional VA and Guaranteed Living Benefits:
Gross sales (3)	$1,667	$1,518
Sales, net of full surrenders and death benefits	$187	$(645)
Total account value at end of period	$123,804	$168,794
Group Insurance:
Group Insurance Annualized New Business Premiums (4):
Group life	$162	$180
Group disability	157	130
Total	$319	$310
Individual Life:
Individual Life Insurance Annualized New Business Premiums (4):
Term life	$23	$24
Universal life	17	22
Variable life	109	104
Total	$149	$150
International Businesses:
International Businesses:
International Businesses Annualized New Business Premiums (4)(5):
Actual exchange rate basis	$365	$461
Constant exchange rate basis	$521	$456

See footnotes on last page.

Financial Highlights
(in billions, as of end of period, unaudited)

	March 31
	2023	2022
Assets and Assets Under Management and Administration:
Total assets	$709.3	$881.5
Assets under management (at fair market value):
PGIM	$1,269.8	$1,414.6
U.S. Businesses	126.0	151.9
International Businesses	15.3	13.8
Corporate and Other	5.9	39.8
Total assets under management	1,417.0	1,620.1
Assets under administration	158.6	370.7
Total assets under management and administration	$1,575.6	$1,990.8

(1)	Adjusted operating income is a non-GAAP measure of performance. See NON-GAAP MEASURES within the earnings release for additional information. Adjusted operating income, when presented at the segment level, is also a segment performance measure. This segment performance measure, while not a traditional U.S. GAAP measure, is required to be disclosed by U.S. GAAP in accordance with FASB Accounting Standard Codification (ASC) 280 – Segment Reporting. When presented by segment, we have prepared the reconciliation of adjusted operating income to the corresponding consolidated U.S. GAAP total in accordance with the disclosure requirements as articulated in ASC 280.

(2)	Represents adjustments not included in the above reconciling items, including certain components of consideration for business acquisitions, which are recognized as compensation expense over the requisite service periods, and goodwill impairments.

(3)	Includes Prudential FlexGuard and FlexGuard Income, Prudential Premier Investment (PPI), MyRock and all fixed annuity products. Excludes discontinued traditional variable annuities and guaranteed living benefits.

(4)	Premiums from new sales are expected to be collected over a one-year period. Group insurance annualized new business premiums exclude new premiums resulting from rate changes on existing policies, from additional coverage issued under our Servicemembers’ Group Life Insurance contract, and from excess premiums on group universal life insurance that build cash value but do not purchase face amounts. Group insurance annualized new business premiums include premiums from the takeover of claim liabilities. Excess (unscheduled) and single premium business for the Company’s domestic individual life and international operations are included in annualized new business premiums based on a 10% credit.

(5)	Actual amounts reflect the impact of currency fluctuations. Constant amounts reflect foreign denominated activity translated to U.S. dollars at uniform exchange rates for all periods presented, including Japanese yen 110 per U.S. dollar. U.S. dollar-denominated activity is included based on the amounts as transacted in U.S. dollars.